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                                                                     Exhibit 2.2


                              AMENDMENT NUMBER ONE
                                     TO THE
                           SALE AND PURCHASE AGREEMENT


          Amendment Number One, dated June 27, 1996 (the "Amendment"), to the Sale and Purchase Agreement, dated as of April 15, 1996 (the "Agreement"), between Hercules Incorporated, Hercules Nederland BV, HISPAN Corporation and Hexcel Corporation. Capitalized terms used without definition herein shall have the meanings provided in the Agreement.

          1. Section 2.1 is amended by adding the following sentences after the first sentence thereof:

          Without limiting the forgoing, the term "PURCHASED ASSETS", for all purposes of this AGREEMENT, shall include the intercompany debt owing by HAESA, in the amount of US$10,418,064.85, to HERCULES, which shall be in existence at the TURNOVER POINT (the "HAESA DEBT"). Prior to the TURNOVER POINT, HERCULES shall cause SA HERCULES EUROPE NV to transfer to HERCULES the HAESA DEBT, and notwithstanding the terms of
          Section 2.9, such HAESA DEBT shall not be eliminated prior to or as of the TURNOVER POINT.

          2. Section 2.7.2 of the Agreement is amended by replacing the term "TURNOVER POINT" both places where it is used in the first sentence of such section with the term "as of the close of business on June 28, 1996".

          3. Section 2.9 of the Agreement is amended by deleting the first word thereof and adding "Subject to Section 2.1, prior".

          4. Section 3.2.1 of the agreement is amended by deleting second sentence thereof and replacing it with the following:

          "TURNOVER WORKING CAPITAL" means WORKING CAPITAL OF THE CPD BUSINESS as of the close of business on June 28, 1996, as reflected on the CPD FINANCIAL STATEMENTS referred to in Section 2.7.2(B), PROVIDED, that, notwithstanding the definition of "WORKING CAPITAL OF THE CPD BUSINESS", a current liability (or, if the following computation produces a negative number, a current asset equal to the absolute value of such negative number) shall be included in computing
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          TURNOVER POINT WORKING CAPITAL equal to US$ 2.839 million minus the amount of any CPD capital expenditures actually spent or for which an invoice has been received during the period from January 1, 1996 until the TURNOVER POINT.

          5. HEXCEL, in accordance with Section 7.2.1(D), hereby consents to the capital expenditures relating to the installation of HISPAN Line A as described in Exhibit A attached hereto.

          6.   Section 3.3 of the Agreement is hereby deleted in its entirety.

          7. The schedule, described in Section III.B. of the TAX ANNEX, setting forth the tax allocation of the consideration paid by HEXCEL to the SELLERS (when prepared following the CLOSING) shall provide that the portion of such consideration allocated to the outstanding capital of HAESA shall be US$12 million. The amounts allocated to the other PURCHASED ASSETS shall be as determined pursuant to such Section III.B.

          8. Notwithstanding the provisions of the HUMAN RESOURCES ANNEX, (a) HERCULES shall pay or cause to be paid all HEXCEL NEW EMPLOYEES for all compensation payable to such employees at the applicable HEXCEL rates of compensation, which for the STUB PERIOD (as defined below) shall be current HERCULES rates of compensation, for the period beginning on the TURNOVER POINT and ending at 11:59 p.m. on June 30, 1996 ("STUB COMPENSATION"), (b) HERCULES shall continue, at its sole cost and expense, all benefits for such HEXCEL NEW EMPLOYEES under all HERCULES EMPLOYEE BENEFITS PLANS, through June 30, 1996, and
(c) promptly after receiving an invoice therefor from HERCULES, HEXCEL shall reimburse HERCULES for all out of pocket costs paid by HERCULES or its affiliates in respect of STUB COMPENSATION to the extent such costs are not included in the computation of TURNOVER POINT WORKING CAPITAL.

          9. The attached revised Schedules to this Amendment hereby supplement and amend the correspondingly numbered Schedules to the Agreement.

          10. Section E of HUMAN RESOURCES ANNEX is amended by the addition of the following:

          Notwithstanding anything to the contrary in the HUMAN RESOURCES ANNEX, if HEXCEL and the Bacchus, Utah union representative have not agreed on the provisions of a new collective bargaining agreement prior to the CLOSING the PARTIES agree that HEXCEL shall offer employment pursuant to this AGREEMENT, on initial terms
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          and conditions determined solely by HEXCEL which in no event shall be less favorable than those applicable to other employees of HEXCEL who are in comparable positions in comparable locations (subject to the conditions of the HUMAN RESOURCES ANNEX with respect to credited service)."

          11. The HUMAN RESOURCES ANNEX is amended by: (a) deleting the term "CLOSING DATE" in Section 1.D and replacing it with the term "EMPLOYEE TURNOVER TIME (as defined in Section 2.A)"; (b) deleting the term "CLOSING DATE" in
Section 2.A and replacing it with the terms "at 11:59 p.m. on the CLOSING DATE (the "EMPLOYEE TURNOVER TIME")"; (c) deleting the term "CLOSING DATE" in Section 3.B(1)(a) and replacing it with the term "TRANSFER DATE"; and (d) deleting the term "CLOSING DATE" and replacing it with the term "TRANSFER DATE".

          12. The PARTIES agree that claims by HEXCEL for indemnification for breach of any representation or warranty set forth in the ENVIRONMENTAL ANNEX arising from or relating to NOX emissions at BACCHUS PLANT 3 shall be subject only to the limitations set forth in paragraph F.2 of the ENVIRONMENTAL ANNEX and not the limitations set forth in Section 12.5 of the Agreement.

          13. This Amendment shall not constitute a waiver or amendment of any other provision of the Agreement not referred to herein. Except as amended hereby, the provisions of the Agreement shall remain in full force and effect (without regard to conflicts of law principles).

          14. This Amendment may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

          15. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware.
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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the date first above written.


                              HERCULES INCORPORATED



                              By:/s/Harry J. Tucci
                                 ---------------------------
                              Name:  Harry J. Tucci
                              Title:  VP and GM CPD


                              HERCULES NEDERLAND BV



                              By:/s/Andrea Domenichini
                                 ---------------------------
                              Name:  Andrea Domenichini
                              Title:  Attorney-in-fact


                              HISPAN CORPORATION



                              By:/s/Harry J. Tucci
                                 ---------------------------
                              Name:  Harry J. Tucci
                              Title:  VP and GM CPD


                              HEXCEL CORPORATION



                              By:/s/Stephen C. Forsyth
                                 ---------------------------
                              Name:  Stephen C. Forsyth
                              Title:  SVP Finance and
                                        Administration